CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Contingent Return Optimization Securities due 2013	$3,998,350	$464.21

Pricing Supplement No. 985 Registration Statement No. 333-156423 Dated September 27, 2011 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Contingent Return Optimization Securities
Linked to the Russell 2000® Index due September 30, 2013

Investment Description

Morgan Stanley Contingent Return Optimization Securities (the “Securities”) Linked to the Russell 2000® Index are unsubordinated, unsecured debt securities issued by Morgan Stanley linked to the performance of the Russell 2000® Index (the "underlying index"). If the final index value is equal to or greater than the trigger level, Morgan Stanley will pay you at maturity the principal amount plus a return equal to the greater of the contingent return and the index return, subject to the maximum gain of 47%.  However, if the final index value is less than the trigger level, you will be exposed to the full negative index return and Morgan Stanley will pay you less than the principal amount at maturity resulting in a loss of 1% of your principal for every 1% decline in the underlying index.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The trigger level is relevant only at maturity; if you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the level of the underlying index is at or above the trigger level at the time of sale. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley. If Morgan Stanley were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑ Contingent Return with Participation up to the Maximum Gain — If the final index value is greater than or equal to the trigger level, Morgan Stanley will pay you the principal amount at maturity and pay at least a contingent return of 15%, with participation in any positive index return above the contingent return up to the maximum gain of 47%. If the final index value is less than the trigger level, investors will be exposed to the decline in the underlying index at maturity.
	Pricing Date Original Issue Date Valuation Date* Maturity Date*	September 27, 2011 September 30, 2011 September 24, 2013 September 30, 2013
*Subject to postponement in the event of a market disruption event or a non-index business day. See “Postponement of Valuation Date and Maturity Date” under “Additional Terms of the Securities.”
❑ Contingent Downside Market Exposure — If the index return is negative, but the final index value is greater than or equal to the trigger level, Morgan Stanley will repay your full principal amount plus the 15% contingent return. If the final index value is below the trigger level,  your investment will be fully exposed to any negative index return and Morgan Stanley will pay less than the principal amount at maturity resulting in a loss of principal proportionate to the negative index return.  Accordingly, you could lose some or all of your principal. The trigger level is relevant only at maturity; if you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the level of the underlying index is at or above the trigger level at the time of sale. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF ANY PRINCIPAL AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX.  THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR INVESTMENT IN THE SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU COULD LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES.

Security Offering
This pricing supplement relates to Contingent Return Optimization Securities linked to the Russell 2000® Index.  The Securities are offered at a minimum investment of 100 Securities at the price to public described below.

Underlying Index	Contingent Return	Maximum Gain	Initial Index Value	Trigger Level	CUSIP	ISIN
Russell 2000® Index	15%	47%	680.23	510.1725, which is 75% of the initial index value	61760P718	US61760P7188

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
	Price to Public(1)	Underwriting Discount(1)	Proceeds to Morgan Stanley
Per Security	$10.00	$0.20	$9.80
Total	$3,998,350	$61,651.80	$3,918,383

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC (“MS & Co.”), the agent, a fixed sales commission of $0.20 for each Security it sells to brokerage account investors. UBS Financial Services Inc. will act as placement agent for sales to certain fee-based advisory accounts for which it is an investment advisor at a price of $9.80 per Security and will not receive any sales commission for such sales. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 18 of this pricing supplement.

The agent for this offering, MS & Co., is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 18 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003005/dp12094_424b2-seriesf.htm

t	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Contingent Return Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated December 23, 2008 and the Morgan Stanley prospectus supplement dated December 23, 2008, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of the principal amount and are willing to make an investment that may have the same downside market risk as the underlying index or its constituents.

♦    You believe the underlying index will appreciate over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the maximum gain of 47%.

♦    You understand and accept that your potential return is limited by the maximum gain of 47%.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may cause the market value of the Securities to decline below the price you paid for your Securities.

♦    You do not seek current income from your investment and are willing to forgo dividends paid on any of the constituent stocks of the underlying index.

♦    You are willing to hold the Securities to maturity, a term of 2 years, and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You cannot tolerate a loss of all or a substantial portion of the principal amount and are unwilling to make an investment that may have the same downside market risk as the underlying index or its constituents.

♦    You believe that the level of the underlying index will decline during the term of the Securities and is likely to close below the trigger level on the valuation date, or you believe the underlying index will appreciate over the term of the Securities by more than the maximum gain.

♦    You would be unwilling to invest in the Securities with a maximum gain of 47%.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may cause the market value of the Securities to decline below the price you paid for your Securities.

♦    You seek current income from this investment or prefer to receive the dividends paid on the constituent stocks of the underlying index.

♦    You are unable or unwilling to hold the Securities to maturity, a term of 2 years, or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Morgan Stanley for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement for risks related to an investment in the Securities.

Final Terms		Investment Timeline
Issuer	Morgan Stanley

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. THE SECURITIES DO NOT PAY INTEREST. YOU MAY LOSE YOUR ENTIRE INVESTMENT IN THE SECURITIES.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY. IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Issue Price	$10.00 for brokerage accounts; $9.80 for advisory accounts (both subject to a minimum investment of 100 Securities)
Principal Amount	$10.00 per Security. The payment at maturity will be based on the principal amount.
Term	2 years
Underlying Index	The Russell 2000® Index
Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment at maturity linked to the performance of the underlying index during the term of the Securities.

If the final index value is greater than or equal to the trigger level, Morgan Stanley will pay you an amount equal to:

$10 + $10 × [(the greater of: (a) the contingent return and (b) the index return), subject to the maximum gain];

If the final index value is less than the trigger level, Morgan Stanley will pay you an amount equal to:

$10 + ($10 x index return)

This amount will be less than the stated principal amount of $10 and will represent a loss of more than 25%, and possibly all, of your investment.

Contingent Return	15%
Maximum Gain	47%
Index Return	final index value – initial index value initial index value
Initial Index Value	680.23, which is the index closing value on the pricing date.
Final Index Value	The index closing value on the valuation date.
Trigger Level	510.1725, which is 75% of the initial index value.
Valuation Date	September 24, 2013, subject to postponement in the event of a market disruption event or non-index business days
Maturity Date	September 30, 2013, subject to postponement in the event of a postponement of the valuation date
CUSIP / ISIN	61760P718 / US61760P7188
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section in the accompanying prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

♦
You may lose some or all of your investment — The Securities differ from conventional debt securities in that they do not guarantee the repayment of any principal amount at maturity. The return on the Securities at maturity is linked to the performance of the underlying index. If the final index value is less than the trigger level, you will be fully exposed to the negative index return and Morgan Stanley will pay you an amount at maturity that is less than the principal amount by an amount proportionate to the decline of the underlying index over the term of the Securities, and you will lose some or all of the principal amount.

♦	No interest payments — Morgan Stanley will not make any periodic interest payment with respect to the Securities.

♦
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Securities.  Investors are dependent on our ability to pay all amounts due on the Securities at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦
The appreciation potential of the Securities is limited by the maximum gain – The appreciation potential of the Securities is limited by a maximum gain of 47%. Any increase in the final index value over the initial index value by more than the maximum gain of 47% will not further increase the return on the Securities.

♦
The contingent return applies only if you hold the Securities to maturity – You should be willing to hold the Securities to maturity.  If you are able to sell your Securities in the secondary market, the price you receive will likely not reflect the full economic value of the contingent return or the Securities themselves, and the return you realize may be less than the return of the underlying index at the time of sale even if such return is positive and does not exceed the maximum gain.  You will only receive the benefit of the 15% contingent return from Morgan Stanley at maturity.

♦
The trigger level applies only if you hold the Securities to maturity – You should be willing to hold your Securities to maturity.  If you are able to sell your Securities in the secondary market, you may have to sell them for a loss even if the level of the underlying index is at or above the trigger level at the time of sale.  The trigger level applies only at maturity.

♦
Equity market risk — The return on the Securities, if any, may be directly linked to the performance of the underlying index and indirectly linked to the value of the stocks comprising the underlying index.  The level of the underlying index can rise or fall sharply due to factors specific to the underlying index or any of the constituent stocks of the underlying index, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility, interest rates and economic and political conditions.

♦
Morgan Stanley cannot control actions by the sponsor of the underlying index and the sponsor of the underlying index has no obligation to consider your interests — Morgan Stanley and its affiliates are not affiliated with Russell Investments, which is the sponsor of the Russell 2000® Index, the underlying index, and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index.  Russell Investments is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions or making any judgments that might affect the market value of your Securities.

♦
Owning the Securities is not the same as owning the constituent stocks of the underlying index — The return on your Securities may not reflect the return you would realize if you actually owned the constituent stocks of the underlying index. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities.  In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the constituent stocks of the underlying index may have.

♦
There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  MS & Co. may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

♦
Price of the Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the constituent stocks of the underlying index; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and any actual or anticipated changes in our credit ratings or credit spreads.

♦
Impact of fees and hedging costs on the secondary market price of the Securities —Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Securities by brokerage account investors and the cost of hedging our obligations under the Securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

♦
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities — One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Securities (and possibly to other instruments linked to the underlying index or its constituent stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially have increased the initial index value and the corresponding trigger level, and therefore, could have increased the level at or above which the underlying index must close on the valuation date before you would receive a payment at maturity that exceeds your initial investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the payment at maturity.

♦
Potential conflict of interest — Morgan Stanley and its affiliates may engage in business related to the underlying index or any of the underling index constituent stocks, which may present a conflict between the obligations of Morgan Stanley and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the index return of the underlying index and calculate the payment at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

♦
Potentially inconsistent research, opinions or recommendations by Morgan Stanley or UBS Financial Services Inc. — Morgan Stanley and its affiliates, or UBS Financial Services Inc. and its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the underlying index, and therefore the market value of the Securities.

♦
Uncertain tax treatment — Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  Because the Securities provide for the return of principal except where the final index value has declined below the trigger level, the risk that the Securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other equity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The following examples and table illustrate the payment at maturity on the Securities for a range of index returns. The hypothetical examples are based on the hypothetical values set forth below to illustrate how the Securities work and do not reflect the actual initial index value or trigger level.  The actual initial index value and trigger level are specified on the cover of this pricing supplement.

Principal amount:	$10
Hypothetical initial index value:	800
Hypothetical trigger level:	600 (75% of the hypothetical initial index value)
Contingent return:	15%
Maximum gain	47%

Example 1 — If the final index value is 880, the index return over the term of the Securities is (880-800)/800 = 10%. Because the final index value is greater than the trigger level, investors will receive at maturity from Morgan Stanley the $10 principal amount plus the product of (i) the principal amount multiplied by (ii) the greater of (a) the contingent return and (b) the index return, subject to the maximum gain. Because the index return of 10% is less than the contingent return of 15%, Morgan Stanley will pay the investors an amount equal to:
$10 + ($10 × contingent return)	=	$10 + ($10 × 15%)
	=	$11.50

Example 2 — If the final index value is 960, the index return over the term of the Securities is (960-800)/800 = 20%. Because the final index value is greater than the trigger level, investors will receive at maturity from Morgan Stanley the $10 principal amount plus the product of (i) the principal amount multiplied by (ii) the greater of (a) the contingent return and (b) the index return, subject to the maximum gain. Because the index return of 20% is greater than the contingent return of 15% but less than the maximum gain of 47%, Morgan Stanley will pay the investors an amount equal to:
$10 + ($10 × index return)	=	$10 + ($10 × 20%)
	=	$12

Example 3 — If the final index value is 1,200, the index return over the term of the Securities is (1,200-800) / 800 = 50%. Because the final index value is greater than the trigger level, investors will receive at maturity from Morgan Stanley the $10 principal amount plus the product of (i) the principal amount multiplied by (ii) the greater of (a) the contingent return and (b) the index return, subject to the maximum gain. Because the index return of 50% is greater than the maximum gain of 47%, Morgan Stanley will pay the investors an amount equal to:
$10 + ($10 × maximum gain)	=	$10 + ($10 × 47%)
	=	$14.70

Example 4 — If the final index value is 720, the index return over the term of the Securities is (720-800)/800 = -10%. Because the final index value is greater than the trigger level, investors will receive at maturity from Morgan Stanley the $10 principal amount plus the product of (i) the principal amount multiplied by (ii) the greater of (a) the contingent return and (b) the index return, subject to the maximum gain. Because the index return of-10% is less than the contingent return of 15%, Morgan Stanley will pay the investors an amount equal to:
$10 + ($10 × contingent return)	=	$10 + ($10 × 15%)
	=	$11.50

Example 5 — If the final index value is 560, the index return over the term of the Securities is (560-800)/800 = -30%. Because the final index value is less than the trigger level, Morgan Stanley will not pay the contingent return and investors will receive at maturity from Morgan Stanley an amount less than the principal amount resulting in a loss of principal proportionate to the negative index return, as calculated below:
$10 + ($10 × index return)	=	$10 + ($10 × -30%)
	=	$7

The table below illustrates the payment at maturity for a hypothetical range of index returns and does not cover the complete range of possible payouts at maturity.

Final index value	Index return	Principal amount	Payment at maturity	Return on $10 Security (1)	Return on $9.80 Security (2)
1,600	100%	$10.00	$14.70	47%	50.00%
1,520	90%	$10.00	$14.70	47%	50.00%
1,440	80%	$10.00	$14.70	47%	50.00%
1,360	70%	$10.00	$14.70	47%	50.00%
1,280	60%	$10.00	$14.70	47%	50.00%
1,200	50%	$10.00	$14.70	47%	50.00%
1,176	47%	$10.00	$14.70	47%	50.00%
1,120	40%	$10.00	$14.00	40%	42.86%
1,040	30%	$10.00	$13.00	30%	32.65%
960	20%	$10.00	$12.00	20%	22.45%
920	15%	$10.00	$11.50	15%	17.35%
880	10%	$10.00	$11.50	15%	17.35%
800	0%	$10.00	$11.50	15%	17.35%
720	-10%	$10.00	$11.50	15%	17.35%
640	-20%	$10.00	$11.50	15%	17.35%
600	-25%	$10.00	$11.50	15%	17.35%
560	-30%	$10.00	$7.00	-30%	-28.57%
480	-40%	$10.00	$6.00	-40%	-38.78%
400	-50%	$10.00	$5.00	-50%	-48.98%
320	-60%	$10.00	$4.00	-60%	-59.18%
240	-70%	$10.00	$3.00	-70%	-69.39%
160	-80%	$10.00	$2.00	-80%	-79.59%
80	-90%	$10.00	$1.00	-90%	-89.80%
0	-100%	$10.00	$0.00	-100%	-100.00%

(1)           This return at maturity is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the issue price of $10 per Security for brokerage account investors.

(2)           This return at maturity is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the issue price of $9.80 per Security, which is the issue price for investors in certain fee-based advisory accounts.  Please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 18 of this pricing supplement for more information.

Any payment on the Securities is subject to the creditworthiness of Morgan Stanley. If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and
t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;
t	insurance companies;
t	certain dealers and traders in securities, commodities or foreign currencies;
t	investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
t	regulated investment companies;
t	real estate investment trusts;
t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
t	persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a Security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;
t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  Because the Securities provide for the return of principal except where the final index value has declined below the trigger level, the risk that the Securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other equity-linked securities that do not contain similar provisions.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax characterizations of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;
t	a foreign corporation; or
t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected and subject to the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The Russell 2000® Index

The Russell 2000® Index is an index calculated, maintained and published by Russell Investments, a subsidiary of Russell Investment Group.  The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies (the “Russell 2000® Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  For additional information about the Russell 2000® Index, see the information set forth under “Annex A—Russell 2000® Index”.

License Agreement between Russell Investments and Morgan Stanley

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. See “Annex A—Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley.”

Historical Information

The following table sets forth the quarterly high and low index closing values, as well as end-of-quarter index closing values, for the underlying index from January 1, 2006 through September 27, 2011.  The related graph sets forth the daily closing values of the underlying index for the same time period. The index closing value of the Russell 2000® Index on September 27, 2011 was 680.23.  We obtained the closing values and other information below from Bloomberg Financial Markets, without independent verification.  Past performance of the underlying index is not indicative of its future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

1/1/2006	3/31/2006	765.14	684.05	765.14
4/1/2006	6/30/2006	781.83	672.72	724.67
7/1/2006	9/30/2006	734.48	671.94	725.59
10/1/2006	12/31/2006	797.73	718.35	787.66
1/1/2007	3/31/2007	829.44	760.06	800.71
4/1/2007	6/30/2007	855.09	803.22	833.70
7/1/2007	9/30/2007	855.77	751.54	805.45
10/1/2007	12/31/2007	845.72	735.07	766.03
1/1/2008	3/31/2008	753.55	643.97	687.97
4/1/2008	6/30/2008	763.27	686.07	689.66
7/1/2008	9/30/2008	754.38	657.72	679.58
10/1/2008	12/31/2008	671.59	385.31	499.45
1/1/2009	3/31/2009	514.71	343.26	422.75
4/1/2009	6/30/2009	531.68	429.16	508.28
7/1/2009	9/30/2009	620.69	479.27	604.28
10/1/2009	12/31/2009	634.07	562.40	625.39
1/1/2010	3/31/2010	690.30	586.49	678.64
4/1/2010	6/30/2010	741.92	609.49	609.49
7/1/2010	9/30/2010	677.64	590.03	676.14
10/1/2010	12/31/2010	792.35	669.45	783.65
1/1/2011	3/31/2011	843.55	773.18	843.55
4/1/2011	6/30/2011	865.29	777.20	827.43
7/1/2011	9/27/2011*	858.11	643.42	680.23

*  Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

t
“index closing value” means, on any index business day for the underlying index, the closing value of the underlying index, or any successor index (as defined under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that index business day by the index publisher.  In certain circumstances, the index closing value will be based on the alternate calculation of the underlying index as described under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

t
“index business day” means a day, for the underlying index, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

t	“market disruption event” means, with respect to the underlying index, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion:

(i)
(a)  a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the underlying index (or the successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or

(b)  a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the underlying index (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

(c)  the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the underlying index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii)      a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the underlying index shall be based on a comparison of (x) the portion of the value of the underlying index attributable to that security relative to (y) the overall value of the underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the underlying index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the underlying index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t
“relevant exchange” means, with respect to the underlying index, the primary exchange(s) or market(s) of trading for (i) any security then included in the underlying index, or any successor index, and (ii) any futures or options contracts related to the underlying index or to any security then included in the underlying index.

Postponement of Valuation Date and Maturity Date

In the calculation of the payment at maturity, the calculation agent will take into account market disruption events and non-index business days as follows: If the scheduled valuation date is not an index business day or if a market disruption event with respect to the underlying index occurs on such date, the index closing value for such date will be determined on the immediately succeeding index business day on which no market disruption event shall have occurred; provided that the index closing value with respect to the valuation date will not be determined on a date later than the fifth scheduled index business day after the scheduled valuation date, and if such date is not an index business day or if there is a market disruption event on such date, the calculation agent will determine the index closing value of the underlying index on such date in accordance with the formula for calculating such index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the underlying index.

If the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date, as postponed.

Alternate Exchange Calculation in case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the calculation agent and shall be an amount in cash equal to the payment at maturity calculated as if the valuation date were the date of acceleration.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as the Depositary, of the cash amount due with respect to the Securities as promptly as possible and in no event later than two business days after the date of acceleration.

Discontinuance of the Underlying Index; Alteration of Method of Calculation

If the index publisher discontinues publication of the underlying index and the index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “successor index”), then any subsequent index closing value of the underlying index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of such Securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the relevant Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the index publisher discontinues publication of the underlying index prior to, and such discontinuance is continuing on, the valuation date or the date of acceleration and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value of the underlying index for each such date.  The index closing value of the underlying index will be computed by the calculation agent in accordance with the formula for and method of calculating the underlying index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on the valuation date or date of acceleration of each security most recently constituting the underlying index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying index may adversely affect the value of the Securities.

If at any time the method of calculating the underlying index or successor index, or the value thereof, is changed in a material respect, or if the underlying index or successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the underlying index or successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to the underlying index or successor index, as adjusted.  Accordingly, if the method of calculating the underlying index or successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the underlying index or successor index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is Morgan Stanley & Co. LLC (“MS & Co.”).

Calculation Agent and Calculations

The “calculation agent” for the Securities will be MS & Co.  As calculation agent, MS & Co. will determine the initial index value, the final index value, whether a market disruption event has occurred and the payment that you will receive at maturity.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the payment at maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the calculation agent must make.  See “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” and the definition of market disruption event under “—Some Definitions”. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the agent’s commissions (as shown on the cover page of this pricing supplement) paid by brokerage account investors with respect to the Securities and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in the stocks constituting the underlying index and in futures or options contracts on the underlying index or its component stocks listed on major securities markets.  Such purchase or sale activity could have increased the value of the underlying index on the pricing date and the corresponding trigger level, and therefore increased the value at which such underlying index must close on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying index; in futures or options contracts on the underlying index or its component stocks listed on major securities markets; or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  Such hedging or trading activities during the observation period could adversely affect the value of the underlying index, and accordingly, could increase the likelihood of the final underlying index level being less than the trigger level.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co.is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.20 for each Security it sells to brokerage account investors at an issue price of $10 per Security.  UBS Financial Services Inc. will act as placement agent for sales to certain fee-based advisory accounts for which it acts as investment advisor at a price of $9.80 per Security and will not receive any sales commissions with respect to such sales.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the securities underlying the underlying index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Annex A: Russell 2000® Index
The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, an affiliate of Russell Investment Group,  and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on either the NYSE or NYSE Alternext US LLC or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  The Russell 2000® Index is reported by Bloomberg Financial Markets under ticker symbol “RTY.”

Selection of stocks underlying the Russell 2000 Index. The Russell 2000 Index is a sub-group of the Russell 3000 Index.  To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000 Index, a company’s stocks must be listed on May 31 of a given year and Russell Investments must have access to documentation verifying the company’s eligibility for inclusion.  Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations incorporated in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000 Index.  The following securities are specifically excluded from the Russell 2000 Index: (i) stocks traded on U.S. exchanges but incorporated in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies and limited partnerships and (iv) bulletin board, pink sheets or over-the-counter traded securities.  In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares.  All common stock share classes are combined in determining market capitalization.  If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000 Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments.  As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the Russell 2000 Component Stocks relative to the capitalization on a base date.  The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index’s Russell 2000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.  To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded stocks.  If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index.  In order to provide continuity for the Russell 2000 Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission.  Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

t	ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

t
Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

t
Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding.  However, not to be included in this class are institutional holdings, which are:  investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

t	Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

t
Initial public offering lock-ups – shares locked-up during an initial public offering  are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000 Index.  The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required:

t
“No Replacement” Rule – Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the Russell 2000 Index over the past year will fluctuate according to corporate activity.

t
Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.  When deleting stocks from the Russell 2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price.  Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.  Exceptions exist for certain corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

t
When acquisitions or mergers take place within the Russell 2000 Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization.  Shares are updated for the acquiring stock at the time the transaction is final.

t
Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings.  Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

t
Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions generally are applied at the open of the ex-date using the previous day’s closing prices.  For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices.  For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000 Index.  Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Index.  This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000 Index.  Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations.  FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

License Agreement between Russell Investments and Morgan Stanley.  Russell Investments and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Index, which is owned and published by Russell Investments, in connection with securities, including the Securities.

The license agreement between Russell Investments and Morgan Stanley provides that the following language must be set forth herein:

The Securities are not sponsored, endorsed, sold or promoted by Russell Investments.  Russell Investments makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same.  Russell Investments’ publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell Investments as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based.  Russell Investments’ only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell Investments and of the Russell 2000 Index, which is determined, composed and calculated by Russell Investments without regard to Morgan Stanley or the Securities.  Russell Investments is not responsible for and has not reviewed the Securities nor any associated literature or publications and Russell Investments makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell Investments reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index.  Russell Investments has no obligation or liability in connection with the administration, marketing or trading of the Securities.

RUSSELL INVESTMENTS DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL INVESTMENTS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  RUSSELL INVESTMENTS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN.  RUSSELL INVESTMENTS MAKES NO EXPRESS OR IMPLIED

WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL INVESTMENTS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  The Securities are not sponsored, endorsed, sold or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the Securities.